SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 000-32845

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                              OPUS COMMUNITIES INC.
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             (Exact name of registrant as specified in its charter)

                                1624 TIOGA TRAIL
                           WINTER PARK, FLORIDA 32789
                                 (407) 650-2723
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, $0.001 par value per share
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            (Title of each class of securities covered by this Form)

                                      none
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)  [X]                  Rule 12h-3(b)(1)(ii) [ ]
       Rule 12g-4(a)(1)(ii) [ ]                  Rule 12h-3(b)(2)(i)  [ ]
       Rule 12g-4(a)(2)(i)  [ ]                  Rule 12h-3(b)(2)(ii) [ ]
       Rule 12g-4(a)(2)(ii) [ ]                  Rule 15d-6           [ ]
       Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date:

35 shareholders of record as of January 24, 2007

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     Pursuant to the requirements of the Securities Exchange Act of 1934, OPUS
COMMUNITIES INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: January 24, 2007
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BY:  /s/  Scott Sieck
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      Scott R. Sieck
      Chief Executive Officer